Exhibit 5

107 Selden Street, Berlin, CT 06037

Northeast Utilities Service Company

P.O. Box 270

Hartford, CT 06141-0270

Phone:  (860) 665-5744

Fax:      (860) 665-5504

e-mail: millejc@nu.com

Jeffrey C. Miller

Assistant General Counsel*

*Admitted in New York

Authorized House Counsel in Connecticut

February 18, 2009

The Connecticut Light and Power Company

107 Selden Street

Berlin, CT 06037

Re:	The Connecticut Light and Power Company First and Refunding Mortgage Bonds

Ladies and Gentlemen:

I am Assistant General Counsel of Northeast Utilities Service Company (“NUSCO”), a service company affiliate of The Connecticut Light and Power Company (the “Company”), and have acted as counsel to the Company in connection with the issuance and sale to the public of $250,000,000 aggregate principal amount of its 5.50% First and Refunding Mortgage Bond, 2009 Series A, due 2019 (the “Bonds”), pursuant to an Underwriting Agreement dated February 9, 2009 among CL&P, Barclays Capital Inc. and Citigroup Global Markets Inc., as representatives of the several underwriters named therein (“Underwriting Agreement”). The Bonds were issued pursuant to an Indenture of Mortgage and Deed of Trust (the “Indenture”), dated as of May 1, 1921, between the Company and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as Trustee, as amended and supplemented. The Company has registered its first and refunding mortgage bonds with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), pursuant to a registration statement on Form S-3 (File No. 333-141425-03, the “Registration Statement”). The Bonds were issued on February 13, 2009.

For purposes of the opinion I express below, I have examined, among other agreements, instruments and documents, the Registration Statement, including the prospectus which is a part of the Registration Statement, as supplemented by the prospectus supplement dated February 9, 2009 (the “Prospectus”), and its exhibits, including the Indenture of the Company, the organizational documents of the Company and originals, or copies certified to my satisfaction, of such corporate records of the Company, certificates of public officials, certificates of officers and representatives of the Company and other documents as I have deemed necessary as a basis for the opinions hereinafter expressed. In my examination I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies. As to various questions of fact material to such opinions, I have, when relevant facts were not independently established, relied upon certifications by officers of the Company and other appropriate persons and statements contained in the Registration Statement.

Based on the foregoing, and having regard to legal considerations which I deem relevant, I am of the opinion that the Bonds are legally issued, fully paid and non-assessable and are valid and binding obligations of the Company.

The opinions set forth herein are subject to the following further assumptions, qualifications, limitations and exceptions:

A. I express no opinion regarding the effectiveness of any waiver in respect of the Bonds of any rights of any party, or duties owing to it, as a matter of law, or that is broadly stated or does not describe the right or duty purportedly waived with reasonable specificity.

B. My opinions set forth above are subject to the effect of (a) applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws and court decisions of general application (including without limitation statutory or other laws regarding fraudulent or preferential transfers) relating to, limiting or affecting the enforcement of creditors’ rights generally, and (b) principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity) that may limit the enforceability of any of the remedies, covenants or other provisions of the Bonds or Indenture, or the availability of injunctive relief or other equitable remedies or as such principles relate to, limit or affect the enforcement of creditor’s rights generally.

C. In addition, I express no opinion as to any provisions of the Bonds or the Indenture regarding the remedies available to any person (1) to take action that is arbitrary, unreasonable or capricious or is not taken in good faith or in a commercially reasonable manner, whether or not such action is permitted under the Bonds or the Indenture, or (2) for violation or breaches that are determined by a court to be non-material or without substantially adverse effect upon the ability of the Company to perform its material obligations under the Bonds or the Indenture.

D. This opinion is limited to the current laws of the States of New York and Connecticut and the current federal laws of the United States, and to the facts as they exist on the date hereof. I am admitted to practice law in the State of New York and am an Authorized House Counsel in Connecticut. I express no opinion as to matters involving the laws of any jurisdiction other than the States of New York and Connecticut and the United States. I undertake no obligation to advise you as a result of developments occurring after the date hereof including changes in such laws or interpretations thereof, or as a result of facts or circumstances brought to my attention after the date hereof.

This opinion is furnished only to you in connection with the transaction contemplated by the Registration Statement and the Underwriting Agreement and is solely for your benefit. Other than as stated below, this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person for any purpose without my prior written consent (including by any person that acquires Bonds from you).

I hereby consent to filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated February 18, 2009 which is incorporated by reference in the Registration Statement.

Very truly yours,

/s/ Jeffrey C. Miller
Jeffrey C. Miller
Assistant General Counsel